Exhibit 23.5

CONSENT

I, Thomas M. Boyd, Jr., hereby consent to being named in the Joint Proxy Statement/Prospectus included in the Amendment No. 1 to Registration Statement on Form S-4 filed by Millennium Bankshares Corporation (“Millennium”) in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated as of June 9, 2005, as amended, between Millennium and Albemarle First Bank as a person who will become a director of Millennium following consummation of the transactions contemplated by the Agreement.

/s/ Thomas M. Boyd, Jr.
Thomas M. Boyd, Jr.

Dated: October 7, 2005